Exhibit 10.1

Biolase, Inc.

4 Cromwell

Irvine, California 92618

January 30, 2015

Frederick D. Furry

c/o Biolase, Inc.

4 Cromwell

Irvine, California  92618

Re:	Transition Arrangement

Dear Fred:

The purpose of this letter is to confirm the circumstances of your employment with Biolase, Inc. (the “Company”) over an interim period, as we have discussed recently.  Our intent is to facilitate the Company’s orderly transition to a new Chief Financial Officer, and to provide you with a monetary severance payment (the “Transition Success Payment”), in exchange for your cooperation in this transition.

We plan to continue your employment as Chief Financial Officer at your current base salary and benefits through and including January 31, 2015.  During that period of time, you will be transitioning your duties and responsibilities to others, as directed by the Company, and you will use your best efforts to ensure a smooth, amicable, and orderly transition.  Although our plan is to continue your employment through January 31, 2015, your employment status until that time will remain “at will,” which means that either you or the Company may end your employment at any time for any reason.

Provided that you remain employed by the Company on January 31, 2015 and you have performed your transitional duties to the Company’s reasonable satisfaction, (i) you will receive a Transition Success Payment equal to three (3) additional months of compensation at your current base salary level, (ii) the Company will agree to extend the period to exercise your vested stock options ninety (90) days in addition to the ninety (90) day period afforded employees separated without cause under the Company’s 2002 Stock Incentive Plan, as amended (for a total period of one hundred and eighty (180) days to exercise your stock options that have vested on or before January 31, 2015, and (iii) the Company will arrange and pay for the reasonable cost of outplacement services of the Company’s choosing, not to exceed $20,000.00.  The payments set forth in (i) above will be payable following your separation with the Company, and in accordance with the normal payroll cycle, less all normal payroll deductions.

If your employment ends for any reason before January 31, 2015 (unless by mutual agreement between you and the Company), you will not be eligible for the Transition Success Payment.  Your receipt of the Transition Success Payment shall be entirely conditional upon your execution and non-revocation of the Separation Agreement with Release of All Claims, which is set forth on Exhibit A attached hereto.

Please sign below to indicate your acceptance of this agreement.

We thank you for your hard work, dedication, and contribution to the Company, and we look forward to a mutually satisfactory transition.

Very truly yours,

/s/ Jeffrey M. Nugent

Jeffrey M. Nugent

President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Frederick D. Furry

Frederick D. Furry

EXHIBIT A

SEPARATION AGREEMENT WITH

GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement With General Release of All Claims (“Agreement”) is entered into by and between Frederick D. Furry (“Mr. Furry”), and Biolase, Inc., a Delaware corporation (“the Company”), and is intended by the parties hereto to settle fully and finally any claims that Mr. Furry may have against the Company and all obligations of the Company to Mr. Furry except as set forth in and incorporated into this Agreement.

a.

Employment Separation.  Mr. Furry’s employment with the Company will be terminated effective January 31, 2015 (the “Separation Date”).  From and after the Separation Date, Mr. Furry shall no longer be employed by, or act in any capacity for, the Company.

b.

Termination Pay.  Mr. Furry acknowledges that he has been paid his base salary and accrued but unused vacation through the Separation Date  (“Termination Pay”).  Mr. Furry shall submit expense reimbursement requests with suitable documentation within thirty (30) days, and the Company shall promptly process such requests in accordance with its expense reimbursement policies.

c.

Severance Payments; Extension of Exercise Period; Outplacement.  In consideration for the promises contained herein, Biolase agrees to pay Mr. Furry, subject to his performance of the terms and conditions set forth in this Agreement, severance compensation equal to three (3) months of Mr. Furry’s base salary as in effect as of the date of this Agreement, less all applicable withholding and deductions.  The foregoing severance compensation shall be payable in equal installments commencing on a date that is within ten (10) business days following the non-revocation and expiration of the seven (7) day revocation period identified below, and ending on the two (2) month anniversary of such date, and will be made in accordance with the Company’s standard payroll practices and procedures. In addition, the Company will agree to extend the period to exercise Mr. Furry’s vested stock options ninety (90) days, in addition to the ninety (90) day period afforded employees separated without cause under the Company’s 2002 Stock Incentive Plan, as amended (for a total period of one hundred and eighty (180) days to exercise Mr. Furry’s stock options that have vested on or before the Separation Date.  Finally, the Company will arrange and directly pay the reasonable cost of outplacement services of the Company’s choosing for Mr. Furry, in the event

Mr. Furry elects to use such a service within thirty (30) days of the Separation Date, not to exceed $20,000.00.
d.	COBRA Benefits. Mr. Furry shall be entitled to receive continuation healthcare benefits for herself and his eligible dependents as provided under COBRA upon his election of such coverage.
e.

Vested Retirement Benefits.  Nothing in this Agreement shall limit, expand upon, or alter in any way any vested retirement benefits that Mr. Furry has or is entitled to receive under any Company sponsored 401(k) or other retirement plan to which Mr. Furry may have been entitled to participate by virtue of his employment.  Mr. Furry’s rights and obligations shall continue to be governed by the terms of such plans, as they presently exist or as they may permissibly be amended, and shall be based upon his Separation Date.

f.

No Other Payments.  Other than whatever is specifically provided for in this Agreement, Mr. Furry acknowledges that there are no other sums or benefits of any nature whatsoever due and owing to him, other than whatever ongoing or future payments are provided for in this Agreement.  In consideration for this Agreement, Mr. Furry specifically waives any claim that he may have to any past, present, or future compensation of any nature whatsoever arising out of his prior employment with the Company.

g.

Confirmation Of Payment Of Wages.   Mr. Furry acknowledges that he has been paid all wages due and owing to him from the Company, including all minimum wages, overtime compensation, commissions, bonuses, waiting-time penalties, and liquidated damages.  Accordingly, Mr. Furry understands that the release provisions below release and discharge the Company from any and all claims that he may have against the Company for unpaid wages and other compensation including, but not limited to, any claims for unpaid wages, salary, bonuses, commissions, stock, stock options, vacation pay, holiday pay, sick or disability pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation.

h.

Biolase Proprietary Information. As a material inducement to Biolase to enter into this Agreement, Mr. Furry covenants and represents that (i) he has complied with the terms and conditions of the Biolase Proprietary Information Agreement at all times during his employment with Biolase; and (ii) he will continue to comply with such terms for the periods specified therein.  The terms of the Biolase Proprietary Agreement are incorporated into this Agreement by reference and made a part hereof.

i.

Continuing Obligations of Mr. Furry.   To the extent that Mr. Furry has come into contact with confidential or trade secret information concerning the Company and its operations or concerning the Company’s customers, prospective customers, or projects, Mr. Furry will continue to protect the confidentiality of such information.  In addition, Mr. Furry represents and warrants that, he has returned to the Company and has not copied or duplicated in any manner whatsoever, all tangible and intangible property (including, without limitation, all computer hardware, whether portable or stationary, and software), books, records, documents and reports owned by, or pertaining to the business of, the Company or any of the Company’s existing or prospective clients that was in Mr. Furry’s possession or under Mr. Furry’s direct or indirect control as of the Separation Date.  If Mr. Furry shall come into possession of any property (tangible or intangible), books, records, documents or reports of the type described above after the Separation Date, Mr. Furry will promptly return them to the Company.

j.

Furry Complete Release.  Mr. Furry, on behalf of herself, his heirs and assigns, fully and forever releases and discharges the Company and, as the case may be, each of its respective employees, shareholders, officers, directors, agents, attorneys, predecessors, successors, assigns, and affiliated corporations or organizations, whether previously or hereafter affiliated in any manner (collectively, the “Released Company Parties”), to the fullest extent permitted by law, from any and all claims, demands, causes of action, charges of discrimination, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, including all claims of race, sex, national origin, religion, handicap and age discrimination under any federal or state statute, whether or not now known, suspected or claimed, which Mr. Furry ever had, now has, or may claim to have as of the date of this Agreement against the Released Company Parties.

k.

General Nature of Release.  The Release set forth above is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the Release and is intended to encompass all known and unknown, foreseen and unforeseen claims which Mr. Furry may have against the Released Company Parties, except that Mr. Furry does not release any claims that may not be released herein as a matter of law, including but not limited to claims for indemnity under Labor Code Section 2802, claims that may be adjudicated before the California Workers’ Compensation Appeals Board, claims for vested benefits or any claims for enforcement of any other provision of this Agreement.  This Release specifically includes, without limiting the generality of the foregoing, any claims against any Released Company Party occurring before the effective date of this Agreement and arising out of or related to alleged violations of any federal or state employment discrimination laws, including, but not limited to, the California Fair Employment and Housing Act; the Age Discrimination In Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the National Labor Relations Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; as well as claims arising out of or related to violations of the provisions of the California Government Code; the California Business & Professions Code, including Business & Professions Code Section 17200 et seq.; state and federal wage and hour laws; breach of contract; fraud; misrepresentation; common counts; unfair competition; unfair business practices; negligence; defamation; infliction of emotional distress; invasion of privacy; assault; battery; false imprisonment; wrongful termination; and any other state or federal law, rule, or regulation.  Mr. Furry acknowledges that his separation and the consideration offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary, and further acknowledges that he does not presently believe he has suffered any work-related injury or illness.

l.

Release of Unknown Claims.  It is the intention of Mr. Furry to release both known and unknown claims of any nature whatsoever.  This includes, without limitation, claims, which Mr. Furry does not know or suspect to exist in his favor at the time of executing this release, even though such claims, if known by him would have materially affected his settlement with the Company.  Accordingly, Mr. Furry expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

m.

Non-Disparagement; Neutral Reference.  Mr. Furry agrees during the term of this Agreement and for a period of ten (10) years thereafter, he shall not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements – orally, written or otherwise – against the Company, or any of its directors, officers, agents, employees, contractors, or affiliated persons or entities.  Mr. Furry also agrees that unless compelled by valid legal process he will not give or offer to provide any statements, testimony or the like in connection with any claim, action, or demand (being contemplated or) brought against the Company which concerns the Company, his employment or the cessation of his employment with the Company, the Company’s business practices, its customers and/or prospective customers, its products, and/or any other aspect of the Company’s business, its directors, officers, agents, employees, contractors, or affiliated persons or entities.  Further, Mr. Furry agrees that if he agrees that should he be called as a witness or to provide testimony in any case, action, and/or proceeding concerning the Company, he and/or his counsel will contact either the President and Chief Executive Officer or the Secretary of the Company immediately, but in no event later than ten (10) days before he is to be deposed or to testify as a witness, so that the Company can take whatever precautionary measures it deems necessary to protect from disclosure any of its proprietary and/or confidential information and/or documents.  Biolase, for its part, agrees that Mr. Furry shall direct any employment inquiries to the Company’s President and Chief Executive Officer and that in response to any inquiry so directed the Company will confirm Mr. Furry’s title, dates of employment, and final salary.  Mr. Furry’s entry into this Agreement constitutes his authorization for the Company to provide the foregoing information in response to any employment inquiry.

n.

No Other Actions.  Mr. Furry represents and covenants that he has not filed or lodged any complaints or charges against any of the Released Company Parties with any local, state, or federal agency or court.

o.

Risk of Different Facts.  The parties to this Agreement acknowledge that they may hereafter discover facts different from or in addition to those they now know or believe to be true, and they expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.

p.

Non-Admission of Liability.  This Agreement is a severance agreement designed, among other things, to provide additional compensation and benefits to Mr. Furry that he would not otherwise receive.  This Agreement shall not in any way be construed as an admission of liability by any of the parties to this Agreement.

q.

Strict Confidentiality.   As a material inducement to the Company to enter into this Agreement, Mr. Furry represents and promises that all terms and conditions of this Agreement, including the amount of the consideration referred to above shall be and remain confidential.  In the event any disclosure concerning this Agreement or the circumstances relating thereto may appear to be required by valid legal process, Mr.

Furry shall notify the Company in writing as soon as reasonably possible in advance of the threatened disclosure and provide any affected party or persons a reasonable opportunity to contest or oppose such disclosure.

r.

No Future Actions.  Mr. Furry covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement; provided however, that Mr. Furry does not relinquish any protected rights he may have to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, or any similar state human rights agency.  However, Mr. Furry may not recover additional compensation or damages as a result of such participation.

s.

Twenty-One Day Consideration Period.  This Agreement was originally given to Mr. Furry on the Separation Date.  Mr. Furry shall have twenty-one (21) days to consider this Agreement; provided however, that if Mr. Furry chooses to sign this Agreement before the end of this twenty-one (21)-day period, Mr. Furry acknowledges that he does so knowingly and voluntarily and waives any claim that to the effect that he was not given the full twenty-one (21) days to consider whether to sign this Agreement or did not use the entire period of time available to consider this Agreement or to consult with an attorney.

t.

Seven Day Revocation Period.  Following execution of this Agreement, Mr. Furry shall have seven (7) days to revoke this Agreement.  To be effective, the revocation must be in writing and signed by Mr. Furry and must be delivered to and received by the Company, before 5 p.m. of the 7th day.  This Agreement shall become effective on the eighth (8th) day.  Any revocation shall be in writing and shall be effective upon timely receipt by the Company by: Jeffrey M. Nugent, President and Chief Executive Officer, Biolase, Inc., 4 Cromwell, Irvine, California, 92618.

u.

Non-Assignment of Claim.  Mr. Furry warrants that he has made no assignment and will make no assignment of any claim, chose in action, right of action, or any right of any kind whatsoever, embodied in this Agreement and referred to herein, and that no other person or entity of any kind (other than as expressly mentioned above) had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses or claims referred to herein.

v.

Successors and Assigns.  This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

w.

Assistance of Counsel.  Mr. Furry acknowledges that he has been advised to consult with counsel of his choosing before entering into this Agreement.  The parties specifically represent that they either have consulted to their satisfaction with their attorneys, or have elected on their own accord not to seek legal counsel, prior to executing this Agreement concerning the terms and conditions of this Agreement.

x.

Interpretation.  Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.  Whenever required by the context, as used in this Agreement the singular number shall include the plural, and the masculine gender shall include the feminine and neuter.

y.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement.  The parties hereto acknowledge that no representations, inducements, promises, agreements, or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representations, inducements, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in this Agreement, including, but not limited to, any purported supplements, modifications, waivers or terminations of this Agreement shall be valid or binding, unless executed in writing by all of the parties to this Agreement.

z.	Governing Law. This Agreement shall be enforced and governed under the laws of the State of California without reference to its choice of law provisions.
aa.

Knowing and Voluntary Agreement.  This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto. Mr. Furry has been advised that this is an important legal document and that he should consult with an attorney of his choosing prior to entering into this Agreement.  Mr. Furry specifically represents that he has been given an opportunity to consult with counsel and that, to the extent desired, he has consulted with an attorney of his choosing regarding the terms and conditions of this Agreement. Mr. Furry acknowledges that the Company and its advisors and attorneys have not provided Mr. Furry any legal advice in connection with this Agreement.
bb.

Counterparts.  This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to all parties.

cc.

No Waiver.  Failure to insist on compliance of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

dd.

Arbitration.  Any disputes concerning this Agreement or otherwise arising out of this Agreement or Mr. Furry’s employment or termination that the parties are unable to resolve among them shall be submitted to final and binding arbitration in Orange County, California at and under the rules of the Judicial Arbitration and Mediation Service (“JAMS”); provided that nothing in this provision shall prevent the Company from seeking injunctive relief in any Court of competent jurisdiction.

[CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release of All Claims on the date(s) set forth hereinafter.

Dated: January 31, 2015	By:	/s/ Frederick D. Furry
FREDERICK D. FURRY

BIOLASE, INC

Dated: January 31, 2015	By:	/s/ Jeffrey M. Nugent
Jeffrey M. Nugent
President and Chief Executive Officer